Exhibit 11.1

CODE OF ETHICS AND CONDUCT

INDEX

PURPOSE	3

HOW DO WE WANT TO DEVELOP OUR ACTIVITY?	4

Our Values	4

We act with integrity	5

We Do the Right Thing	5

Make Yourself Heard and File a Complaint in Good Faith	5

Zero Tolerance for Bribery and Corruption	6

Political Contributions	7

Interaction with the Public Sector	7

Undue Influence for Personal Benefit	8

Conflict of Interest	8

Gifts, Presents and Hospitality	9

Transparency in Information. Reliable Accounting and Reporting Records	10

Protection and Use of Company Resources	11

Knowing our Third Parties	11

Anti-Money Laundering and Terrorist Financing	12

Antitrust and Fair Trade Policy	12

Guidelines for Decision Making in the Face of an Ethical Challenge	13

We Create Value and Respect our Commitments	14

People:	14

Business:	15

Third Parties:	15

Guidelines to Enhance our Ethical Conduct:	15

We prioritize safety	16

Maintain the Workplace Safe and Protected	16

Confidentiality and Data Protection	17

Protection of our Employees’ Privacy	19

Use of Email and IT Tools	19

Security and Protection of Privacy in the Workplace	19

Insider Information	19

Protection of Assets and Reputation	20

We are committed to caring for the environmental and respect for communities	21

We value teamwork and integration	21

RESPONSIBILITY IN EXTERNAL COMMUNICATION	22

Speaking on Behalf of the Company	22

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Responsible Use of Social Networks and Other Media	22

MEASURES APPLICABLE IN CASE OF NON-COMPLIANCE	23

ETHICS COMMITTEE	23

COMPLIANCE	23

Final Words	24

CODE OF ETHICS AND CONDUCT

PURPOSE

Our Code of Ethics and Conduct represents the values, principles and rules that guide us in carrying out our activities and business, to rise to the challenges of our organization with the highest national and international standards in ethics and transparency.

The purpose of this Code is to bring to each of the people who make up YPF, the standards that we as a company observe in building our corporate culture of integrity, based on ethical values that are essential for maintaining an economically, environmentally, and socially profitable and sustainable business. This Code will also guide us towards getting to know and understanding the policies and principles that define how we want to do business and that guide our decision-making processes, help us make informed and consistent decisions so that those of us at YPF can live and embrace the conduct and standards of integrity that we expect as a company.

This Code of Ethics and Conduct applies to all of us at YPF, as well as to its wholly-owned companies1, contractors, subcontractors, suppliers, consultants and all third parties with whom we interact.

Business activities firmly supported in ethics, integrity and transparency are vital for our company. All of us who are part of YPF, and our third parties, are essential in developing our activities. Therefore, we require all parties involved to comply with applicable laws and regulations, respect human rights and diversity, corporate ethical values, this Code of Ethics and Conduct and other corporate policies that make up our Integrity Program.

It should be noted that all the people who make YPF have the obligation to annually accept this Code of Ethics and Conduct.

1 This Code of Ethics and Conduct shall apply to those wholly-owned companies of YPF S.A. that do not have their own Code of Ethics and Conduct. Likewise, the Code of Ethics and Conduct of each wholly-owned company shall follow the fundamental guidelines presented in this Code.

CODE OF ETHICS AND CONDUCT

HOW DO WE WANT TO DEVELOP OUR ACTIVITY?

This Code of Ethics and Conduct is our way of expressing how we want to live our values and conduct our business. With it we seek to reaffirm our commitment to the construction and continuous strengthening of a robust ethical culture in the company, supported by the principles, values and standards that guide the way we act. As members of YPF, it is our responsibility to know, put into practice and respect the principles, values, and standards of this Code, and report any breach of these that we may become aware of.

Our Values

❖ We act with integrity: We work ethically, transparently, and honestly. We share accurate and reliable information. We are responsible and comply with applicable regulations, standards, and best practices.

❖ We create value and respect our commitments: We are people of integrity and responsibility, and we honor our commitments to ourselves, our customers and third parties. Respect and professionalism in what we do are essential in achieving sustainable and profitable results. We add value with comprehensive energy solutions.

❖ We prioritize safety: We protect people and their environment.

We look after the company’s information, assets, and reputation.

❖ We are committed to caring for the environment and respect for communities: We generate reliable and competitive energy, integrating the preservation of the environment into our business practices. We respect and build strong relationships with communities. We promote environmental awareness and the efficient use of resources.

❖ We value teamwork and integration: We build diverse and effective teams that contribute to innovation and profitability. We promote a respectful work environment, good treatment, free from discrimination, promoting productivity, operational excellence and enhancing the Company’s reputation.

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We act with integrity

We work ethically, transparently, and honestly. We share accurate and reliable information. We are responsible and comply with applicable regulations, standards, and best practices.

We Do the Right Thing

Integrity is the guiding principle through which we interpret and embody all of the values in our Code.

We are aware of and comply with the laws, regulations and standards that are applicable to the company by virtue of the activities we carry out. Acting with integrity means doing the right thing, in line with the highest ethical standards.

Make Yourself Heard and File a Complaint in Good Faith.

At YPF we are committed to listening to you and maintaining the confidentiality of your complaint.

Those of us who make up YPF have the duty and the right to speak up when confronted with a behavior or situation that could represent a breach of this Code, its associated corporate policies, and/or the law.

YPF guarantees security, confidentiality, the choice to remain anonymous and that no type of retaliation will arise in the development of labor/or contractual relationships of those who file a complaint in good faith.

Every person who makes a complaint has an obligation to maintain the confidentiality of their complaint. Furthermore, all people involved and/or interviewed during a complaint investigation process also have an obligation to maintain confidentiality. Disclosure and/or loss of confidentiality of any part of the complaint management and investigation process may involve the application of non-compliance measures.

There are various channels available for you to make yourself heard and file your complaint:

•	In person: have a conversation with a representative from the Compliance

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Department investigation team;

•	Ethics Hotline, online;
•	Ethics Hotline, by phone;
•	Ethics Committee, via email.

Find information about the toll-free telephone number, the Ethics Hotline online link, and the Ethics Committee email address, by visiting the Ethics Space in Y-NET. If you are an external party to YPF, you can find this information in the Compliance section at https://www.ypf.com

(Read our Complaint Management and Investigation Policy and

our Anti-retaliation Policy)

Zero Tolerance for Bribery and Corruption

At YPF we have zero tolerance for bribery, both public and private, and corruption.

At YPF we are committed to conducting all of our activities with transparency, integrity, and responsibility in compliance with the Code, its associated corporate policies, and/or the applicable anti-corruption law and regulations. We have the responsibility and obligation to comply with this and to reject and report any act of bribery or corruption that we become aware of.

We do not, under any circumstance, consent to promise, offer, request, demand, delivery, and/or receipt of bribes, favors, or any other form of corruption.

Bribery is the promise, offer, request, demand, delivery and/or receipt of money, anything of value and/or any benefit to influence a decision or behavior in order to give or receive an undue advantage.

Corruption can take on many forms and involves acting dishonestly or improperly in exchange for influence, advantage or benefit.

Facilitation payments are those payments made to public officials, whose objective is to ensure, advance or accelerate an action or procedure, within the framework of a procedure, regardless of their amount. Facilitation payments are prohibited at YPF.

We require all third parties to adhere to and comply with our Code, its associated

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corporate policies, and/or the law, and especially our Anti-Corruption Policy for Business Partners, as well as the integrity clause that we include in the agreements we enter into, and the anti-corruption and integrity commitment statement.

(Read our Anti-Corruption Policy and the Anti-

Corruption Policy for Business Partners)

Examples of corruption: If you know about or find yourself involved in any of these situations, report it using one of the channels available:

•  Speed up the provision of a services certification in exchange for an undue benefit.

•  Pay or advance payment to whoever conducts an inspection so that they overlook insufficient procedures or regulations.

•  Pay customs agents so that consumables lacking the proper customs documentation can enter our country and be used in our operations.

Political Contributions

Using company funds or resources, either directly or indirectly, to help finance political parties, political campaigns, political candidates, or their associates is prohibited. Therefore, the financing of election campaigns and/or contributions to political parties in any form is strictly prohibited.

(Read our Anti-Corruption Policy and our Donations and Social Investment

Actions Policy)

Interaction with the Public Sector

Our company interacts with the public sector exclusively according to our standards and principles and any other standards that may be applicable. We prevent any conduct, activity or behavior that could represent or be construed as seeking undue influence, advantage or benefit.

(Read our Policy on Interaction with Public Officials)

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Undue Influence for Personal Benefit

Do not use the authority, influence of your position, information and/or YPF resources for direct or indirect personal benefit.

Conflict of Interest

A conflict of interest occurs when a direct or indirect personal interest affects, or has the potential to affect, our objectivity or independent judgment in the course of our activities at the company, making it difficult to act in the best interests of YPF.

Personal interest is understood as any circumstance and/or situation based on a personal, family or sentimental relationship, friendship, similar activity and/or of any kind that may affect objectivity.

Those who are part of and/or provide a service and/or conduct an activity for YPF must refrain from incurring in situations that could give rise to a conflict of interest.

Having a conflict of interest does not constitute a breach of this Code, failure to declare it does.

If you have a conflict of interest, or believe that you may be facing a situation that could involve or lead to a conflict of interest, you must complete the Conflict of Interest Declaration. You can do this in the Compliance Portal by entering through the Ethical Space in the Y-NET or by completing the Conflict of Interest Declaration form available there.

If you have a question about a conflict of interest, contact the Compliance Department.

Those who are part of the Board of Directors must report the conflict of interest, or any doubt regarding the existence of a possible situation, to the Audit Committee.

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Bear in mind that you must:

- Report close personal relationships, kinship and/or sentimental, with another person in the company.

- Inform the company about direct or indirect involvement of your own, your family members or close friends, with YPF’s supplier companies, clients, competitors, contractors and/or subcontractors.

- Abstain from making recommendations for YPF to do business with any company where you might have a personal interest, whether direct or indirect.

- - Report those situations in which, due to your role in the company, you should or could make decisions, intervene and/or carry out actions in relation to your immediate previous employer.

Some examples that could create a conflict of interest and should be reported:

-Business relations: you are an inspector of a contract with a company where someone in your family is an employee, director, or owner.

-Personal relationships: you have a close personal relationship, including but not limited to family, friends, or a romantic relationship, with anyone working for a competitor, or supplier/contractor of YPF, or with another employee of the company reporting to you or to whom you report directly or indirectly.

(Read our Conflict of Interest Policy)

Gifts, Presents and Hospitality

Delivering and accepting gifts, presents or hospitality could contribute towards building a business relationship. However, sometimes it may be difficult to maintain objectivity about the people or timing in which they are provided, and impartiality of the business relationship may be compromised by favoring or giving the appearance of corruption, bribery and/or facilitation payments.

It is important to do the right thing and set an example with our actions. The decisions we make regarding commercial relationships with third parties should be based on objective factors, such as cost, quality, value, compliance with time periods, service, among others.

If we decide to make or receive business or corporate gifts, these must not exceed the

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amount established in our Gifts, Presents and Hospitality Policy. However, no gifts, presents and/or hospitality should be accepted or made, even of a smaller amount, when one’s objectivity or business, professional or administrative relationship could be affected.

We should return any and every gift and/or present whose market value exceeds the amount established in our Gifts, Presents and Hospitality Policy or when it affects objectivity. If the gift cannot be returned, it should be forwarded to Fundación YPF.

Invitations to participate in trips, business events, conventions, conferences, commercial presentations or technical courses must be authorized by senior management and be reported to the Compliance Department, if they exceed the value referred to in the Gift, Presents and Hospitality Policy.

Gifts may not be made to public officials, unless these are courtesy gifts or diplomatic custom, company merchandising and/or objects with institutional advertising, and are authorized by senior management. These must be reported to the Compliance Department, and an adequate record of such gifts must be kept.

(Read our Gifts, Presents, and Hospitality Policy)

Transparency in Information. Reliable Accounting and Reporting Records

We must disseminate truthful, transparent, and verifiable information about our operations and communicate it clearly, both internally and externally. To do this, we must take the necessary measures to ensure the transparency of the information and its security and integrity conditions at all levels.

All YPF transactions, including the breakdown of information required by accounting standards, must be accurately and reliably reflected in the applicable accounting record systems and/or those established by the Company for such purposes, kept in accordance with current legal provisions.

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Protection and Use of Company Resources

Those of us at YPF are all responsible for the proper use of its assets, and we share the obligation to protect them against misuse, abuse, sabotage, or loss. The assets also include the corporate image and reputation of YPF.

In the course of our work, we have access to YPF resources that help us develop our activity, which take different forms: physical, electronic, financial and intangible, among others.

We must look after the assets that YPF assigns to us for the development of processes, businesses, and projects, adopting criteria and preventive actions to ensure their custody and integrity.

These resources include, among other, computers, Internet access, email, databases, industrial secrets, software, tools, equipment, company vehicles or corporate credit cards. YPF reserves the right to control and monitor the use of the assets assigned in accordance with the provisions established in current regulations.

(Read our specific Expense Policy and the Corporate

Travel Management Standard)

Knowing our Third Parties

The third parties with whom we interact (clients, vendors, suppliers, contractors, subcontractors, consultants, business partners, among others) may create responsibility or co-responsibility for our company. For this reason, it is essential to know our third parties.

When we contract, we must evaluate the integrity of the third parties with whom we interact in accordance with our Third Party Program and comply with our Third-Party Contracting Policy.

When conducting business with our company, third parties must comply with our Code, its associated corporate policies —including, but not limited to, our anti-corruption standards— and/or law, with nationally and internationally-recognized human rights principles, as well as with the applicable norms and standards regarding Diversity, Gender

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Equality, and Integration.

(Read our Third-Party Contracting Policy)

Anti-Money Laundering and Terrorist Financing

Money Laundering is a crime in which the proceeds of criminal activities are realized through a series of financial and non-financial transactions designed to hide the true origin of the funds, with the aim of giving them a lawful appearance. Terrorist financing consists of any economic action, aid or mediation that provides financial support to terrorist organizations or acts, and these resources may come from licit or illicit activities.

At YPF we have developed a set of standards, processes and procedures for continuous improvement that aim to minimize the risk that the Company’s products and services are used by third parties, by act or omission, to disguise or erase the origin, nature, location, ownership, or control of funds derived from illegal or illicit activities, or to finance terrorist organizations or activities.

We are committed to fighting against the crimes of money laundering and terrorist financing and we make our best efforts to ensure compliance with all applicable laws, regulations and international good practices regarding the prevention of money laundering and terrorist financing.

In this sense, it is the responsibility of those of us who make YPF to immediately report any unusual or suspicious operation in terms of money laundering and/or terrorist financing to the AML team through the available reporting channels.

Antitrust and Fair Trade Policy

We believe in the importance of fair competition within a framework of respect; therefore, we conduct our activities in full compliance with applicable antitrust, competition, and fair trade laws and regulations.

We are committed to complying with legal requirements to provide and obtain information about our competitors.

CODE OF ETHICS AND CONDUCT

Guidelines for Decision Making in the Face of an Ethical Challenge

This guideline will help you evaluate decisions from an ethical perspective and with an attitude of integrity:

•	Have I evaluated in detail the risks associated with the decision?

It is important to carefully consider the risks and consequences of our actions, bearing in mind the short- and long-term impacts.

•	Is it legal? Is it in line with company’s policies and spirit? We must ensure that the decision is within the legal framework and in accordance with the company’s policies and values.

•	Am I acting for the good of the company?

It is important that you consider whether the decision made contributes to the general well-being of the company and its long-term sustainable development. In that sense, reflect on how it will impact the reputation, integrity, and success of the organization.

•	Would I feel proud of this decision if it were known by someone I respect, or by my family or friends, my collaborators or co-workers?

Consider how you would you feel if people you respect knew about your decision.

•	Would I feel comfortable if this situation were disclosed in the media or on social networks?

Keep in mind how it could affect both you and the company’s image; and if you would feel comfortable facing disclosure in the media and social networks.

CODE OF ETHICS AND CONDUCT

We Create Value and Respect our Commitments

We are people of integrity and responsibility, and we honor our commitments to ourselves, our customers and third parties. Respect and professionalism in what we do are essential in achieving profitable and sustainable results. We add value with comprehensive energy solutions.

At YPF we are convinced that our growth and our results are enhanced when we honor our commitments to ourselves, to the company, to our customers and to all the third parties with whom we interact.

Building a collaborative work environment, where respect and trust predominate, is essential to promote the development and growth of our teams and the company. We build this climate at all times, setting an example with each of the actions we take.

We focus on the needs of all the people and third parties we affect, and we know that to add value, we must honor our commitments to them and put them at the center of everything we do.

Our continuous improvement with an eye to the future allows us to evolve as a company and continue to grow in human and professional quality to achieve the highest standards in our products and services.

The growth of the company, in its three dimensions: people, business, and third parties, is the responsibility of all of us at YPF. This is how we build our values - by following our passion for what we are and what we do.

People:

We are aware that our individual actions on a day-to-day basis have a significant impact on the overall development of the company. We pride ourselves in being a team of committed people who understand their role in the growth of the organization and therefore always act ethically because it is the right thing to do.

CODE OF ETHICS AND CONDUCT

We value innovation and agility as part of our culture, constantly seeking to improve our processes and results, through the use of innovative ideas and modern technologies.

Business:

We are proud to be industry leaders. We recognize that when we work as a team, our energy is amplified. This is how we achieve results in an efficient, sustainable and professional manner. We know that the success of our business lies in developing our people and working together. This is how we leave our mark and achieve excellence.

Third Parties:

Third parties are our guiding light and therefore we respect them in every business, activity and interaction that we have, and focus all our actions to put them at the center, in order to be competitive and achieve the highest standards through our products and services.

We continually challenge ourselves to evolve and deliver better experiences with our customers in mind. Our goal is to understand your needs and expectations, seeking to add value with comprehensive solutions.

We value the trust our third parties place in us and work to ensure their information remains secure and confidential.

Guidelines to Enhance our Ethical Conduct:

•   Know and apply this Code of Ethics and Conduct, our corporate policies and our resources when making a decision and/or identifying a problem.

•   Transmit our knowledge, experience and good practices throughout the organization.

•   Ask for help, advice and, if necessary, make yourself heard.

•   Delegate to others on the basis of sound criteria and ensure they then take responsibility for their actions.

•   Report undesirable or unethical conduct, as well as cases of non-compliance with this Code of Ethics and Conduct, the associated corporate policies and/or the law.

•   Accompany and support our team-mates who are affected by the conduct of others who do not respect our Code of Ethics and Conduct.

CODE OF ETHICS AND CONDUCT

We prioritize safety

We protect people and their environment. We look after the company’s information, assets, and reputation.

At YPF, all the activities we carry out are based on operational excellence, in accordance with the guiding principles established in our regulations related to quality, environment and safety.

To ensure the safety, health and well-being of people, ensure the reliability and integrity of our assets and facilities, and preserve their environment, we apply and demand the highest standards in this matter. We convey this principle of action to the entire organization and to our third parties.

We train and monitor all levels of the organization in managing the risks and impacts of our assets, processes, businesses, and projects at all stages of their life cycle, including emergency response. We promote safety leadership at all levels of the organization, acting with operational discipline to strictly comply with internal regulations, and the applicable legal framework, and active participation in the continuous improvement of our safety management processes and systems.

We at YPF must all take responsibility for leading, respecting, complying with, and enforcing our company’s safety standards as well as its respective procedures, seeking —among others— to prevent accidents, harm to health, and a negative impact on the activities we conduct on a daily basis. Failure to comply with the regulations and in particular those related to the golden rules to save lives, may cause damage to you, your colleagues, third parties and/or company assets.

Maintain the Workplace Safe and Protected

Any behavior that could put employees at risk is prohibited, including violent acts, threats or other forms of intimidation. When observing substandard behavior or conditions that may potentially lead to a personal and/or industrial accident, you must stop the task or

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action in progress, evaluate the associated risks, and the mitigation and/or contingency measures and decide how to proceed. If you are aware of or are facing non-compliance with any of these situations, you must immediately report the situation to supervisor and report it through one of the available channels.

In accordance with regulations prohibiting the consumption of psychoactive substances in the workplace, the entry and/or use of knives and firearms or psychoactive substances in our company facilities is prohibited.

If you feel threatened, if you observe threatening behavior, or if you have knowledge that there is a weapon or forbidden substances on our premises, you must immediately report this to your supervisor, any representative of People and Culture and/or the department of Physical Security.

(Read the Policy for the Prevention of the Consumption of

Psychoactive Substances with an Impact on the Workplace)

Confidentiality and Data Protection

At YPF we understand that information is a key asset for the development of our activity. All information owned or controlled by the company that is not classified, is of a non-public nature and should be considered to be restricted (for example: YPF-Secret, YPF-Confidential or YPF-Private).

We must maintain the confidentiality and reserve of all of the information accessed as a result of conducting our activity at YPF. This also includes the information of staff, customers, or third parties. We must keep it confidential and adopt the necessary measures to collect, access and store this data in accordance with applicable regulations and prevent improper access.

Said information, except that which is classified as YPF-Public, cannot be read, discussed or displayed in any way in public places (such as restaurants, elevators, public transport, telephone conversations, social networks or in the presence of devices/applications that collect voice information). For example, we must refrain from disclosing information

CODE OF ETHICS AND CONDUCT

about YPF’s plans, investments, objectives, projects and strategic activities, technical, geological or IT knowledge, results and statistics; unless YPF has expressly issued prior authorization in writing in accordance with current regulations and procedures.

We have a Cybersecurity and Corporate Security Policy as well as a Cybersecurity and Information Asset Classification Standard, the purpose of which is to maintain the confidentiality, integrity, and availability of information by properly identifying and classifying it, in order to prevent exposure, loss, and/or corruption.

Similarly, if we make a report through our reporting channels or are part of an investigation process, we must keep and protect its confidentiality.

In the event of legal requirements (whether requests for information or testimonial subpoenas), the Legal Services Department must be notified and the Compliance Department must be informed of the situation in order to comply with the legal requirements, respect the confidentiality of the information and comply with this Code, its associated corporate policies and/or the law.

Those who terminate their relationship with YPF, regardless of the type and/or cause of termination, retain the duty to refrain from using and/or disclosing any type of confidential or privileged information obtained during their relationship with the company, in compliance with the regulations that may apply, as well as with what is established in the labor and/or contractual agreements, if any. The work done for YPF is the property of our company in its entirety. Upon termination of your employment with YPF, you must return any YPF-owned materials in your possession.

Failure to comply with the provisions of this Code may give rise to legal actions, including, among others, those provided for in Law No. 24,766 on precautionary measures to prevent unlawful acts or violations, as well as corresponding civil actions by the Company.

Here are some examples of situations where confidential information could be revealed and should not be published on social media or through other mediums:

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•	Upcoming marketing campaigns.
•	Development of new projects or businesses.
•	Casual references to your work or work trip plans that involve technical information.
•	Reflections on the company’s performance.
•	References to pricing policies.

Protection of our Employees’ Privacy

Information about our employees is confidential and should only be supplied to people who have been expressly authorized to handle it. Never share this type of information, unless you are sure it is appropriate in line with our policies and current legislation.

Use these principles as a guide:

•	Limit the collection, transfer, and disclosure of personal information as set forth in our policies.
•	Protect personal information and follow the conservation and destruction policies established by the company.

Use of Email and IT Tools

Email (Corporate Electronic Messaging Service) and IT tools are work tools to be used in a responsible manner and exclusively for the development of our work functions.

(Read our Cybersecurity and Corporate Security Policy -

Information Security Policy - Information Asset Classification Rule)

Security and Protection of Privacy in the Workplace

If you are using company networks or systems, regardless of the device, you should know that the information you send or receive is not personal information. All the information produced by and stored on YPF assets and systems is considered property of the company throughout its life cycle. Therefore, YPF reserves the right to access, download, print, inspect, copy, or disclose information at any time and without prior notice, in accordance with the legislation and regulations in force in the company.

Insider Information

If you have information that may affect the trading value of YPF’s securities, or the course of their trading, you must keep said information private. You may not disclose it neither

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directly nor indirectly, as established by the Internal Code of Conduct of YPF S.A. in the Context of the capital Markets.

Trading YPF’s securities based on insider information, or providing it to third parties is illegal and may give rise to legal action. Therefore, you must comply with the policies and limited periods for transactions that could be applicable under the circumstances affecting our company.

If you have any questions, you should direct them to the Corporate Governance area of the Vice Presidency of Legal Services.

(Read the Internal Code of Conduct of YPF S.A.

in the Context of the Capital Markets).

Protection of Assets and Reputation.

All of us who access, manage and/or use YPF’s assets are responsible for protecting the company’s assets from the different types of security threats that are projected on them, which include the concepts of Corporate Security and Cybersecurity with the objective of achieving a comprehensive vision of protection.

YPF’s assets include information assets, physical assets, financial assets, technological assets, and intangible assets (for example, image, reputation, etc.). Therefore, we are committed to protecting its assets as a whole in accordance with the highest industry standards, legal and regulatory requirements to which the company is subject, and internationally recognized best practices.

If you see a threat to YPF’s assets, or if you become aware of or observe threatening behavior, you must immediately report the situation to the Physical Security Department, the Compliance Department and/or file a complaint through the channels provided by the company.

(Read our Cybersecurity and Corporate Security Policy)

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We are committed to caring for the environmental and respect for communities

We generate reliable and competitive energy, integrating the preservation of the environment into our business practices. We respect and build strong relationships with communities. We promote environmental awareness and the efficient use of resources.

We are a full servicing energy company, focused on generating reliable, affordable, competitive, and resilient energy for the present and future of society. For this reason:

•   We seek profitable growth with a focus on creating value and making the most of all the energy potential available.

•   We conduct business as responsible corporate members, comply with applicable laws, and respect the rights of individuals in accordance with the legitimate function of our business and with a preventive and protective approach.

•   Preserving the environment is an integral part of our business decisions and practices. We focus on the efficient and sustainable use of natural resources, seeking to prevent and minimize environmental impacts, and seeking continuous improvement of our environmental management.

•   We focus on building solid and lasting relationships, with the communities where we conduct our activities, based on recognition, mutual respect, and constant dialog, and we aim to contribute to local development.

(Read the Quality, Environment, and Safety Policy)

We value teamwork and integration

We build diverse and effective teams that contribute to innovation and profitability. We promote a respectful work environment, good treatment, free from discrimination, promoting productivity, operational excellence and enhancing the Company’s reputation.At YPF, we focus on building high-performing teams where the diversity of skills, experiences, and unique characteristics of each individual brings a variety of perspectives and approaches to problem solving, creative solutions, and decision making, in order to contribute to a more innovative and profitable company.

We promote equal opportunities so that all the people who make up YPF can develop and

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reach their maximum professional potential, committed to generating value for the company.

We promote a work environment of good treatment, collaborative, with no discrimination and free of harassment or abuse at work, where people feel integrated and valued, both at YPF and in our value chain, promoting teams with a significant commitment, a positive impact on productivity and our reputation.

RESPONSIBILITY IN EXTERNAL COMMUNICATION

We communicate in many ways and through different mediums and social networks; everything we write or say can affect YPF’s reputation.

Speaking on Behalf of the Company

When we speak on behalf of YPF or its wholly-owned companies, we must provide only timely, reliable, accurate public information that is easy to understand.

You can only disclose corporate information if you have the specific permission to do so and following the procedures provided for this purpose. If the media contacts you, do not make any statements and refer them to the proper department in our company authorized to do so.

Responsible Use of Social Networks and Other Media

Social media platforms are channels that allow us to demonstrate the excellence of our businesses and products and strengthen the relationship with all the third parties with whom we interact. When you post information or an opinion as a member of YPF, you should act with respect, using good judgment.

Never, under any circumstances, publish secret, confidential,or private information about YPF, its customers, employees, or opinions that could be attributed to YPF.

Your personal social media accounts should be used responsibly. When you publish information or share opinions on your own behalf, do not use your status as an YPF member or any other reference that could attribute the published content to our company.

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We must look after our reputation, making responsible use of social networks.

MEASURES APPLICABLE IN CASE OF NON-COMPLIANCE

The company may apply disciplinary sanctions in case of non.compliance with this Code of Ethics and Conduct, associated corporate policies, and/or the law. These sanctions may also involve termination of employment or the rescission of a contractual relationship, as the case may be, and they may also give rise to legal actions as appropriate. Furthermore, if someone in bad faith makes false reports or complaints, and/or lies or obstructs a related investigation, the same sanctions shall be applied.

Please note that compliance with all the points established in this Code of Ethics and Conduct is a condition of employment.

ETHICS COMMITTEE

Our Ethics Committee was created with the purpose of promoting the company’s ethical culture along with the Zero Tolerance for Bribery and Corruption guidelines in relation to the highest regulatory standards at a national and international level, in matters of ethics and integrity, and in accordance with the values and guidelines provided in this Code and its associated policies.

The Committee is composed of six members, who serve as Internal Auditor, Vice President of Legal Services, Vice President of People and Culture, Chief Compliance Officer, and two business representatives, who will be elected from those employees working in operational or business areas, and who hold a position no lower than an Executive Management, appointed by whoever holds the position of CEO of YPF S.A.

COMPLIANCE

We have an independent Compliance Department, with its own budget and autonomy, responsible for implementing and managing the Integrity Program and raising awareness of ethics and compliance throughout the organization. This area depends directly on the Audit Committee of the Board of Directors, being transversal to the entire company and prioritizing the independent nature of the area.

CODE OF ETHICS AND CONDUCT

The main functions of the Compliance Department are to manage the Integrity Program, the Code of Ethics and Conduct and the policies and procedures that complement it; to contribute to the construction of the company’s ethical culture; and, as a strategic partner of the organization, to assist in the resolution of ethical dilemmas by providing guidance on the procedures applicable in the event of a specific action or an action potentially contrary to our Code of Ethics and Conduct and the company’s policies.

Final Words

Thank you for taking the time to read and understand our Code of Ethics and Conduct, your commitment builds the ethical culture of the company.

We ask that you apply and comply with our Code of Ethics and Conduct in the development of your activities and ensure that you always make the appropriate decision, in accordance with YPF’s ethical standards and integrity values.

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